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                                 Exhibit 12(a)

Fifth Third Bancorp
Computations of Consolidated Ratios Of Earnings To Fixed Charges
($ In Millions)

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
                                                                               Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
Excluding Interest on Deposits:                               2002            2001         2000         1999        1998
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
Fixed Charges:
   Interest Expense (excluding interest on deposits)       $      501             724          874          616         557
   One-Third of Rents, Net of Income from Subleases                11              14           14           12           9
                                                           ----------------------------------------------------------------
     Total Fixed Charges                                          512             738          888          628         566
                                                           ================================================================

Earnings:
   Income Before Income Taxes, Minority Interest
   & Cumulative Effect of Accounting Change                     2,432           1,653        1,680        1,455       1,231
   Fixed Charges                                                  512             738          888          628         566
                                                           ----------------------------------------------------------------
     Total Earnings                                        $    2,944           2,391        2,568        2,083       1,797
                                                           ================================================================

Ratio of Earnings to Fixed Charges, Excluding
Interest On Deposits                                             5.75 x          3.24         2.89         3.32        3.17
                                                           ================================================================



Including Interest on Deposits:
---------------------------------------------------

Fixed Charges:
   Interest Expense                                        $    1,429           2,276        2,692        2,022       2,042
   One-Third of Rents, Net of Income from Subleases                11              14           14           12           9
                                                           ----------------------------------------------------------------
     Total Fixed Charges                                        1,440           2,290        2,706        2,034       2,051
                                                           ================================================================

Earnings:
   Income Before Income Taxes, Minority Interest
   & Cumulative Effect of Accounting Change                     2,432           1,653        1,680        1,455       1,231
   Fixed Charges                                                1,440           2,290        2,706        2,034       2,051
                                                           ----------------------------------------------------------------
     Total Earnings                                        $    3,872           3,943        4,386        3,489       3,282
                                                           ================================================================

Ratio of Earnings to Fixed Charges, Including
Interest On Deposits                                             2.69 x          1.72         1.62         1.72        1.60
                                                           ================================================================
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